Exhibit 10.6

BINDING TERM SHEET

1.This Binding Term Sheet (the “Agreement”) is entered into on March 15, 2014.
2.    Alphatec Holdings, Inc., Healthpoint Capital, LLC, will pay OrthoTec, LLC, the amounts specified according to this Binding Term Sheet as specifically set forth in Attachment A hereto.
3.    The payments set forth in Attachment A will be guaranteed by Stipulated Judgments against (i) Alphatec Holdings, Inc., (ii) Healthpoint Capital Partners, L.P., Healthpoint Capital Partners II, L.P., (iii) Healthpoint Capital, LLC, and (iii) John H. Foster and Mortimer Berkowitz, III. The Stipulated Judgments will reflect the total amounts set forth in Attachment A. The Stipulated Judgments will be held and entered only in the event of a default and will be enforced against the judgment debtors in the order specified above. In the event of a default, OrthoTec’s sole remedy will be to sue to collect on the Stipulated Judgment amounts, less the amounts already paid, plus reasonable attorneys’ fees and costs incurred in pursuing collection.
4.    The foregoing payment is to settle (i) OrthoTec, LLC. v. Surgiview, S.A.S., et al., Case No. BC 390346, in the Los Angeles Superior Court (the “Alphatec Action”), (ii) OrthoTec, LLC., v. Healthpoint Capital, LLC., et al., Case No. 08601377, in New York Supreme Court (the “Healthpoint Action”); (iii) OrthoTec, LLC v. Olivier Carli, Case No. BC533849, in the Los Angeles Superior Court (the “Carli Action”); and (iv) Patrick Bertranou v. Kenneth Weisberg and Stellar Weisberg, Case No. BC513436, in the Los Angeles Superior Court (the “Weisberg Action”).
5.    Upon payment of the initial, lump sum payment pursuant to Attachment A ($15.75 million) the parties will execute and file dismissals with prejudice of the actions noted above. The respective courts will retain jurisdiction to enforce this Agreement.
6.    RELEASED PARTIES.
A.    Defendant Released Parties: The Defendant Released Parties shall mean
i.    Alphatec Released Parties: The Alphatec Released Parties shall include:
(1)    Alphatec Holdings, Inc., and all of its direct and indirect subsidiaries throughout the world, including, without limitation, Alphatec Spine, Inc., Alphatec Pacific Inc., Alphatec Spine GmbH, Millerton Ltd., Japan Ortho Medical; Alphatec Holdings International CV, Cooperatie Alphatec Holdings Europa U.A., Alphatec International, LLC., Scient’x S.A.S., Cibramed Productos Medicos, Ltda., Scient’x UK Ltd., Scient’x AUS, Scient’s USA, Scientx Asial Pacific, Scient’x Italia, Surgiview S.A.S., and each of their direct and indirect subsidiaries and affiliates.
(2)    All current or former successors, partners, associates, officers, directors, employees, insurers, agents, advisors, attorneys and representatives of or for any of the Alphatec Entities. It is understood that such terms may vary from country to country, and this

Agreement releases all claims against entities and individuals whose liability would be predicated on any action or inaction on their part that was in any manner connected to the individual or entity’s affiliation with one or more of the Alphatec Entities, or whose action or inaction could give rise to any liability (direct or indirect, whether by way of respondeat superior, indemnity, contribution, or any other basis) on the part of the Alphatec Released Parties.
B.    Healthpoint Released Parties: The Healthpoint Released Parties shall include
i.    HealthpointCapital, LLC., Healthpoint Capital Partners, LP, HealthpointCapital Partners II, LP, John H. Foster, Mortimer Berkowitz, III (hereafter the “Healthpoint Parties”).
ii.    All current or former affiliates, subsidiaries, partners, associates, officers, directors, employees, insurers, agents, advisors, attorneys and representatives (and each of their respective predecessors, successors, assigns, and, as applicable, heirs) throughout the world of or for any of the Healthpoint Parties. It is understood that such terms may vary from country to country, and this Agreement releases all claims against individuals or entities whose liability would be predicated on any action or inaction on their part that was in any manner connected to the individual or entity’s affiliation with one or more of the Healthpoint Parties, or whose action or inaction could give rise to any liability (direct or indirect, whether by way of respondeat superior, indemnity, contribution, or any other basis) of the Healthpoint Released Parties.
C.    The Carli Released Parties: The Carli Released Parties shall include Olivier Carli, members of his family, heirs, advisors, attorneys and representatives of Mr. Carli or his family, and any person or entity with which Mr. Carli has or has had or may in the future have an affiliation of any sort, including without limitation ownership (direct or indirect) or serving as an officer, director, advisor, or employee of any sort.
D.    The Weissberg Released Parties. The Weissberg Released Parties shall include Kenneth Weissberg and Selarl Weissberg and their affiliates, heirs, advisors, attorneys and representatives, and any other person or entity allegedly involved in any matter with the French proceedings at issue in the Weissberg Action or the Weissberg Action.
E.    The OrthoTec Released Parties: The OrthoTec Released Parties shall include OrthoTec, LLC, Patrick Bertranou, and all current or former successors, partners, associates, officers, directors, employees, insurers, agents, advisors, attorneys and representatives of or for any OrthoTec. It is understood that such terms may vary from country to country, and this Agreement releases all claims against individuals or entities whose liability would be predicated on any action or inaction on their part that was in any manner connected to the individual or entity’s affiliation with OrthoTec, or whose action or inaction could give rise to any liability (direct or indirect, whether by way of respondeat superior, indemnity, contribution, or any other basis) of OrthoTec.
7.    Releases.
A.    Release by Alphatec and Healthpoint of OrthoTec Released Parties.

iii.    Alphatec and Healthpoint hereby release, effective as of the date of this Agreement, the OrthoTec Released Parties, and each of them, from any and all claims, demands, and causes of action, whether known or unknown, in contract or tort, arising out of or incurred in connection with any facts or circumstances existing prior to the date of this Agreement.
B.    Release by OrthoTec of the Alphatec Released Parties, the Healthpoint Released Parties, the Carli Released Parties and the Weissberg Released Parties.
i.    OrthoTec hereby releases, effective as of the time of this Agreement, the Alphatec Released Parties, the Healthpoint Released Parties, the Carli Released Parties and the Weissberg Released Parties and each of them, from any and all claims, demands, and causes of action, whether known or unknown, in contract or in tort, arising out of or incurred in connection with any action, conduct, or omission or other facts or circumstance existing or occurring from the beginning of time up to the date of this Agreement, including, without limitation, the allegations made or that could have been made in the Alphatec Action, the Healthpoint Action, the Carli Action, and the Weissberg action.
ii.    By way of limitation, it is agreed that as to OrthoTec’s release of unnamed affiliates, associates, outside insurers, agents, advisors, attorneys and representatives, OrthoTec’s release shall be of claims, demands, or causes of action that related in any way to the claims or allegations in the Alphatec Action, the Healthpoint Action, the Carli Action, and the Weissberg action. For clarity, releases of such unnamed persons or entities shall not include unknown claims.
8.    The parties expressly waive the benefits of Section 1542 of the California Civil Code, or any comparable provision under New York or other potentially applicable law
9.    Alphatec Holdings, Healthpoint Capital, Healthpoint Capital Partners, LP, Healthpoint Capital Partners II, LP, John H. Foster, and Mortimer Berkowitz, III deny any and all allegations made by OrthoTec in the above-referenced actions. This Agreement contains no admission of liability whatever.
10.    This Agreement is entered into in the State of California and will be governed and interpreted under the laws of California. Any action to enforce this Agreement will be brought in the Los Angeles County Superior Court (if the dispute is between OrthoTec, on the one hand, and Alphatec Holdings, on the other) or in the Supreme Court of New York (if the dispute is between OrthoTec, on the one hand, and Healthpoint Capital LLC, John H. Foster, and/or Mortimer Berkowitz, III on the other).
11.    This Agreement will be memorialized in a final settlement agreement containing customary terms and provisions, but will be enforceable if no final settlement agreement is entered. The parties will work in good faith to draft and execute the final settlement agreement within 15 days.

Signature page to the Binding Term Sheet, dated March 15, 2014

Dated:    3/15/14                    Alphatec Holdings, Inc.

/s/ Siri Marshall
By: Siri Marshall, for the Alphatec Special Committee of the Board of Directors

Dated: 3/15/14	HealthpointPartners, Healthpoint Capital Partners, LP, HealthpointCapital Partners II, LP

/s/ John Foster
By:

Dated: 3/15/14                        John Foster

/s/ John Foster
By: John Foster

Dated: 3/15/14                        Mortimer Berkowitz, III

/s/ Mortimer Berkowitz III
By: Mortimer Berkowitz III

Dated: 3/15/14                        OrthoTec, LLC

/s/ Patrick Bertranou
By: Patrick Bertranou

Dated: 3/15/14                        Patrick Bertanou

/s/ Patrick Bertranou
By: Patrick Bertranou

Approved as to form:

Dated: 3/15/14	Munger, Tolles & Olson LLP,
Counsel for Alphatec

/s/ Michael Doyen
By: Michael Doyen

Approved as to form:

Dated: 3/15/14	Mintz Levin Cohn Ferris Glovsky and Popeo PC,
Counsel for Healthpoint

/s/ Stephen C Curley
By: Stephen C Curley

Approved as to form:

Dated: 3/15/14                        Brown George Ross LLP
Counsel for OrthoTec

/s/ Peter W. Ross
By: Peter W. Ross

Attachment A
March 15, 2014

1.	ATTACHMENT PART OF BINDING TERM SHEET

1.1.
Reference is herein made to that certain Binding Term Sheet (the “Agreement”) by and among the Alphatec Holdings, Inc., the Healthpoint Parties, and the OrthoTec Parties (each as defined in the Agreement).

2.	PAYMENT TERMS

2.1.	Alphatec shall pay to OrthoTec the following sums:

2.2.
Lump sum payment: By March 24, 2014, Alphatec shall make a payment of $1 million ($1,000,000.00) and by March 31 will pay an additional $750,000.00. Within 25 days of Alphatec closing a suitable credit facility, but in no event later than June 15, 2014, Alphatec shall pay $15.75 million ($15,750,000.00).

2.3.
Quarterly payments: $31.5 million ($31,500,000.00) payable in 29 quarterly installments of $1.1 million and then one additional quarterly payment of $600,000.00. Each such quarterly payment shall be due on the first day of the quarter, commencing October 1, 2014.

2.4.
Interest: Simple Interest of 7% will accrue beginning May 15, 2014, on the unpaid balance of the $31.5 million ($31,500,000.00) until such amount has been paid in full. Following the full payment of the $31.5 million ($31,500.000.00), the accrued interest will be paid in quarterly installments of $1.1 million ($1,100,000.00) until the accrued interest amount is paid (for clarity, it is understood that the final quarterly payment of interest may be less than $1.1 million ($1,100,00.00), but shall be sufficient to pay the accrued interest in full). No interest shall accrue on the accrued interest. In the event that $31.5 million ($31,500,000.00) is prepaid, interest shall not accrue on such prepaid amount.

Signature page to the Agreement re Plans, dated March 15, 2014

Dated: 3/15/14                        OrthoTec, LLC

/s/ Patrick Bertranou
By: Patrick Bertranou

Dated: 3/15/14                        Patrick Bertanou

/s/ Patrick Bertranou
By: Patrick Bertranou

Dated: 3/15/14                        Alphatec Holdings, Inc.

/s/ Les Cross
By: Les Cross
Alphatec Chairman and CEO

Approved as to form:

Dated: 3/15/14	Munger, Tolles & Olson LLP,
Counsel for Alphatec

/s/ Michael Doyen
By: Michael Doyen

Approved as to form:

Dated: 3/15/14                     Brown George Ross LLP
Counsel for OrthoTec

/s/ Peter W. Ross
By: Peter W. Ross